Exhibit 99.1

	2 Changi South Lane Singapore 486123	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
Kevin Kessel
Vice President, Investor Relations
+1.408.576.7985
kevin.kessel@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com
FLEXTRONICS REPORTS STRONG THIRD QUARTER RESULTS
Net sales increased 19% year-over-year and 6% sequentially
Adjusted EPS $0.25, GAAP EPS $0.26
Record ROIC of 33.6%
Singapore, January 20, 2011 — Flextronics (NASDAQ: FLEX) today announced results for its third quarter ended December 31, 2010 as follows:

	Three Month Periods Ended
	December 31,	December 31,	Y/Y
(US$ in millions, except EPS)	2010	2009	Growth
Net sales	$7,833	$6,556	19%
Adjusted operating income (1)	$232	$189	23%
GAAP operating income	$219	$167	31%
Adjusted net income (1)	$193	$138	40%
GAAP net income	$198	$93	113%
Adjusted EPS (1)	$0.25	$0.17	47%
GAAP EPS	$0.26	$0.11	136%

(1)	An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.
Third Quarter Results
Net sales for the third quarter ended December 31, 2010 increased 19% to $7.8 billion compared to net sales for the quarter ended December 31, 2009 of $6.6 billion. Adjusted operating income increased $43 million or 23% to $232 million, compared to adjusted operating income of $189 million for the year ago quarter. Adjusted net income for the third quarter ended December 31, 2010 was $193 million, an increase of $55 million or 40%, and adjusted EPS increased $0.08 or 47% to $0.25, compared to $138 million and $0.17, respectively, for the year ago quarter. GAAP operating income, net income, and EPS were all up significantly year-over-year.
“The breadth and strength of our competitive position continues to improve and is reflected in our value-added supply chain services and solutions being in high-demand,” said Mike McNamara, CEO of Flextronics. “We continue to improve quarter-over-quarter with sales increasing to $7.8 billion. Flextronics’ asset management continues to be outstanding and has driven substantial improvements in our return on invested capital (ROIC). For the quarter, ROIC increased to a record 33.6%, above the 30.1% of a year ago, and up from 31.9% last quarter, and profit improvement continues on a strong, consistent pace.”

	2 Changi South Lane Singapore 486123	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
Guidance
For the fourth quarter ending March 31, 2011, revenue is expected to be in the range of $7.1 billion to $7.4 billion and adjusted EPS is expected to be in the range of $0.21 to $0.23 per share.
GAAP earnings per share are expected to be lower than the guidance provided herein by approximately $0.04 per diluted share for quarterly intangible amortization and stock-based compensation expense.
Conference Calls and Web Casts
A conference call hosted by Flextronics’s management will be held today at 2:00 PM (PT) / 5:00 PM (ET) to discuss the Company’s financial results for the third quarter ended December 31, 2010.
The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website afterwards.
Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

	2 Changi South Lane Singapore 486123	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
# # #
This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for customers’ products and to the short-term nature of customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales and our reliance on strategic relationships with major customers; the challenges of effectively managing our operations, including our ability to manage manufacturing processes, utilize available manufacturing capacity, control costs and manage changes in our operations; production difficulties, especially with new products; the risk of future restructuring charges that could be material to our financial condition and results of operations; our ability to design and quickly introduce world-class components products that offer significant price and/or performance advantages over competitive products, at commercially viable production yields and quantities; the impact on our margins and profitability resulting from our increased components offerings which have required substantial investments, and start-up and integration costs in our components, design and ODM businesses; supply shortages of required electronic components; compliance with legal and regulatory requirements, including regulatory quality standards applicable to medical devices; the challenges of international operations, including fluctuations in exchange rates beyond hedged boundaries leading to unexpected charges; changes in government regulations and tax laws, including any effects related to the expiration of tax holidays; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; our dependence on our key personnel; our ability to comply with environmental laws; the challenges of integrating acquired companies and assets; the effects that the current macroeconomic environment could have on our business and demand for our products as well as on our liquidity and our ability to access credit markets; and the effects that current credit and market conditions could have on the liquidity and financial condition of customers or suppliers, including any impact on their ability to meet contractual obligations to us on terms and conditions previously negotiated. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

	2 Changi South Lane Singapore 486123	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
SCHEDULE I
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Month Periods Ended
	December 31,	December 31,
	2010	2009
GAAP:
Net sales	$7,832,856	$6,556,137
Cost of sales	7,399,280	6,173,461
Restructuring charges	—	9,624

Gross profit	433,576	373,052

Selling, general and administrative expenses	215,070	205,614
Restructuring charges	—	162

Operating income	218,506	167,276

Intangible amortization	16,571	21,440
Interest and other expense, net	24,082	40,555

Income before income taxes	177,853	105,281

Provision for income taxes	(20,437)	12,411

Net income	$198,290	$92,870

EPS:
GAAP	$0.26	$0.11

Non-GAAP	$0.25	$0.17

Diluted Shares used in computing per share amounts	776,595	825,545

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule IV attached to this press release.

	2 Changi South Lane Singapore 486123	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
SCHEDULE II
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(In thousands, except per share amounts)
(unaudited)

		Three Month Periods Ended
		December 31,	% of	December 31,	% of
		2010	Sales	2009	Sales

Net Sales		$7,832,856		$6,556,137

GAAP gross profit		$433,576	5.5%	$373,052	5.7%
Stock-based compensation expense		2,553		2,733
Distressed customer charges	(2)	—		(26,439)
Restructuring charges	(3)	—		9,624

Non-GAAP gross profit		$436,129	5.6%	$358,970	5.5%

GAAP SG&A Expenses		$215,070	2.7%	$205,614	3.1%
Stock-based compensation expense		11,265		11,381
Distressed customer charges	(2)	—		24,093

Non-GAAP SG&A Expenses		$203,805	2.6%	$170,140	2.6%

GAAP operating income		$218,506	2.8%	$167,276	2.6%
Stock-based compensation expense		13,818		14,114
Distressed customer charges	(2)	—		(2,346)
Restructuring charges	(3)	—		9,786

Non-GAAP operating income		$232,324	3.0%	$188,830	2.9%

GAAP provision for income taxes		$(20,437)	-0.3%	$12,411	0.2%
Restructuring charges		—		130
Settlement of tax contingencies	(4)	34,715		—
Intangible amortization		1,340		1,661

Non-GAAP provision for income taxes		$15,618	0.2%	$14,202	0.2%

GAAP net income		$198,290	2.5%	$92,870	1.4%
Stock-based compensation expense		13,818		14,114
Distressed customer charges	(2)	—		(2,346)
Restructuring charges	(3)	—		9,786
Non-cash convertible debt interest expense		—		3,889
Intangible amortization		16,571		21,440
Adjustment for taxes	(4)	(36,055)		(1,791)

Non-GAAP net income		$192,624	2.5%	$137,962	2.1%

EPS:
GAAP		$0.26		$0.11

Non-GAAP		$0.25		$0.17

See the accompanying notes on Schedule IV attached to this press release.

	2 Changi South Lane Singapore 486123	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
SCHEDULE III
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2010	March 31, 2010
ASSETS

Current Assets:
Cash and cash equivalents	$1,598,058	$1,927,556
Accounts receivable, net	2,509,095	2,438,950
Inventories	3,523,410	2,875,819
Other current assets	1,472,532	747,676

	9,103,095	7,990,001

Property and equipment, net	2,142,041	2,118,576
Goodwill and other intangibles, net	223,441	254,717
Other assets	235,740	279,258

Total assets	$11,704,317	$10,642,552

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$26,173	$32,311
1% Convertible Subordinated Notes due 2010	—	234,240
Accounts payable	5,294,418	4,447,968
Other current liabilities	1,714,726	1,632,692

Total current liabilities	7,035,317	6,347,211

Long-term debt, net of current portion:
Revolver	360,000	—
Term Loans due 2013	177,500	—
Term Loans due 2012 and 2014	1,661,430	1,674,435
6 1/4 % Senior Subordinated Notes due 2014	—	302,172
Other long-term debt and capital lease obligations	5,423	13,651
Other liabilities	297,399	320,516

Total shareholders’ equity	2,167,248	1,984,567

Total liabilities and shareholders’ equity	$11,704,317	$10,642,552

See the accompanying notes on schedule IV attached to this press release.

	2 Changi South Lane Singapore 486123	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
SCHEDULE IV
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO SCHEDULES I, II, & III
(1)	To supplement Flextronics’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude, among other items, stock-based compensation expense, restructuring charges, intangible amortization, non-cash convertible debt interest expense and certain other items. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:
Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested share bonus awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.
Restructuring charges include severance, impairment, lease termination, exit costs and other charges primarily related to the closures and consolidations of various manufacturing facilities. These costs may vary in size based on the Company’s acquisition and restructuring activities, are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.
Distressed customer charges are comprised of additional provisions for doubtful accounts receivable, inventory and other obligations for customers that are experiencing significant financial difficulties. These costs are excluded by the Company’s management in assessing its current operating performance and forecasting its earnings trends, and accordingly, are excluded by the Company from its non-GAAP measures.

	2 Changi South Lane Singapore 486123	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
Non-cash convertible debt interest expense consists of interest expense recorded as a result of required accounting for convertible debt instruments that may be settled in cash upon conversion. The accounting requires the initial proceeds from the sale of convertible instruments to be allocated between a liability component and an equity component in a manner that results in non-cash interest expense on the debt component until maturity. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding theses costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to tax contingencies.
(2)	During the three-month period ended December 31, 2008, the Company incurred a $145.3 million charge as a result of the previously announced Nortel bankruptcy. In November 2009, the Company agreed to a settlement with Nortel primarily related to pre-bankruptcy petition claims. As a result of this settlement, the Company revised its estimates related to the recovery of Nortel accounts receivable, certain retirement obligations and other claims. In addition, the Company has continued to recover amounts related to previously reserved inventory as a result of continuing business with Nortel post bankruptcy. During the three-month period ended December 31, 2009, we recorded a net $2.3 million reduction to the original charge which included a reduction to cost of sales of $26.3 million net of an increase to selling general and administrative expenses of $24 million.
(3)	During the three month period ended December 31, 2009, the Company recognized restructuring charges as a result of the difficult macroeconomic conditions. The global economic crisis and related decline in the Company’s customers’ products across all of the industries it serves, has caused the Company’s OEM customers to reduce their manufacturing and supply chain outsourcing negatively impacting the Company’s capacity utilization levels. The Company’s restructuring activities, which include employee severance, costs related to owned and leased facilities and equipment that are no longer in use and are to be disposed of, and other costs associated with the exit of certain contractual arrangements due to facility closures, are intended to improve its operational efficiencies by reducing excess workforce and capacity. In addition to the cost reductions, these activities will result in further shift of manufacturing capacity to locations with higher efficiencies and, in most instances, lower costs.
(4)	During the period ended December 31, 2010, the Company recognized non-cash tax benefits as a result of settlements in various tax jurisdictions.
Free Cash Flow consists of GAAP net cash flows from operating activities less purchase of property and equipment net of dispositions. We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure —“net cash flows provided by operating activities.”

	2 Changi South Lane Singapore 486123	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
Return on Invested Capital (ROIC) is calculated by annualizing the Company’s current quarter after-tax non-GAAP operating income and dividing that by a two quarter average net invested capital asset base. After-tax non-GAAP operating income excludes charges for financially distressed customers, stock-based compensation expense and restructuring charges. Net invested capital is defined as total assets less current liabilities and other long-term liabilities further adjusted for non-operating assets and liabilities. Non-operating assets and liabilities are not included in the net invested capital asset base because they do not affect non-GAAP operating income. Non-operating assets and liabilities include, but are not limited to, cash and cash equivalents, short-term investments, notes receivable, restructuring liabilities, accrued interest, short-term bank borrowings and current and non-current debt. We believe ROIC is a useful measure in providing investors with information regarding our performance. ROIC is a widely accepted measure of earnings efficiency in relation to total capital employed. We believe that increasing the return on total capital employed, as measured by ROIC, is an effective method to sustain and increase shareholder value. ROIC is not a measure of financial performance under generally accepted accounting principles in the U.S., and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net income or loss as an indicator of performance. The following table reconciles ROIC as calculated using after-tax non-GAAP operating income to the same performance measure calculated using the nearest GAAP measure, which is GAAP operating income adjusted for taxes:

ROIC	Q3 FY 2011	Q2 FY 2011	Q1 FY 2011	Q3 FY 2010
GAAP ROIC	31.6%	29.9%	26.7%	26.7%
Adjustments noted above	2.0%	2.0%	2.1%	3.4%

Non-GAAP ROIC	33.6%	31.9%	28.8%	30.1%